IMMEDIATE RELEASE

TOWNSQUARE ANNOUNCES SUCCESSFUL LOAN REPRICING

Greenwich, CT – February 8, 2017 - Townsquare Media, Inc. (NYSE: TSQ) (the “Company”) announced today that it has successfully amended its senior secured credit agreement to reduce the applicable interest rate on its term loan facilities due April 2022.

Under the amended term loan, the applicable interest rate has been reduced by 25 basis points to LIBOR + 3.00% from LIBOR + 3.25%. The LIBOR floor of 1.00% remains unchanged and all other terms of the senior secured credit agreement remain substantially unchanged. The interest rate reduction is expected to generate annualized interest expense savings of approximately $750,000 based on the current principal balance outstanding.

About Townsquare Media, Inc.
Townsquare is a media, entertainment and digital marketing solutions company principally focused on small and mid-sized markets across the U.S. Our assets include 312 radio stations and more than 325 local websites in 66 U.S. markets, a digital marketing solutions company serving approximately 10,200 small to medium sized businesses, approximately 550 live events with nearly 18 million attendees each year in the U.S. and Canada, and one of the largest digital advertising networks focused on music and entertainment reaching more than 60 million unique visitors each month. Our brands include iconic local media assets such as WYRK, KLAQ, K2 and NJ101.5; acclaimed music festivals such as Mountain Jam, WE Fest and the Taste of Country Music Festival; unique touring lifestyle and entertainment events such as the America on Tap craft beer festival series, the Insane Inflatable 5K obstacle race series and North American Midway Entertainment, North America’s largest mobile amusement company; and leading tastemaker music and entertainment owned and affiliated websites such as XXLmag.com, TasteofCountry.com, Loudwire.com, JustJared.com and BrooklynVegan.com. For additional information, please visit www.townsquaremedia.com.

Forward Looking Statements
The matters addressed above are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “strives,” “goal,” “estimates,” “forecasts,” “projects” or “anticipates” and similar expressions are intended to identify forward-looking statements. By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. In particular, because of the recent conclusion of the year ended December 31, 2016, the estimates provided above, by necessity, are based only upon preliminary information available at this time. Therefore, you should not place undue reliance on forward-looking statements. In addition, see “Risk Factors” and “Forward-Looking Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on February 26, 2016, for a discussion of factors that could cause our actual results to differ from those expressed or implied by forward-looking statements. Townsquare Media, Inc. assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise.

Investor Relations
Claire Yenicay
(203) 900-5555
investors@townsquaremedia.com